Exhibit 99.2

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact:	Tim Wesley at (412) 825-1543

Wabtec Reports Improved Earnings And Cash Generation Of $37 Million In 2004 Second Quarter; Affirms 2004 Earnings Guidance

WILMERDING, Pa., July 23, 2004 — Wabtec Corporation (NYSE: WAB) today reported improved earnings and strong cash flow in the second quarter of 2004. The company also affirmed its previous earnings guidance for the year.

In the 2004 second quarter, Wabtec had earnings per diluted share of 20 cents, net income of $9 million and EBITDA of $23.5 million. During the quarter, the company generated cash of $37 million, primarily from operations. In the second quarter of 2003, the company had earnings per diluted share of 13 cents, net income of $5.5 million and EBITDA of $17.5 million. The improved results in the 2004 second quarter were primarily due to strong sales growth.

The company also affirmed its previous guidance for 2004 earnings per diluted share of about 70 cents, which would be a growth rate of about 35 percent compared to 2003.

“We’re pleased with our second-quarter operating performance, especially our strong cash flow generation,” said William E. Kassling, Wabtec’s chairman, president and chief executive officer. “Throughout the year, we have seen sustained growth in freight rail traffic, and the industry’s demand for new freight cars and locomotives continues to be strong. Aftermarket demand in both the freight and transit segments has started to show signs of improvement, but remains well below historical peaks. Wabtec is well positioned to benefit from the continuing rebound in our key markets and to deliver significant earnings growth for the year.”

Second Quarter Results

Sales increased 18 percent, compared to the prior-year quarter. Freight Group sales increased 14 percent, primarily due to higher sales of components for new freight cars and locomotives. Sales in the Transit Group were 30 percent higher, primarily due to an increase in aftermarket sales.

Gross margin was 25.5 percent compared to 27.2 percent for the year-ago quarter. The decrease resulted primarily from higher manufacturing costs due to the impact of foreign currency exchange rates on the company’s Canadian operations and higher steel prices. The company said it made progress during the quarter toward resolving operational issues in its electronics and rail door units. Gross margin was 25.2 percent in the first quarter of 2004.

Operating expenses remained essentially the same, as lower amortization expense offset higher insurance and medical premiums. Interest expense increased by $732,000 due to the company’s sale of senior notes in August 2003, which enabled Wabtec to convert short-term, variable-rate debt into fixed-rate debt at an attractive long-term interest rate. Other expense decreased by $1.4 million due primarily to reduced foreign exchange losses compared to the year-ago quarter. The company accrued income tax expense at a rate of 36.5 percent, the same as the prior-year quarter.

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

During the quarter, Wabtec reduced debt, net of cash, by $37 million, primarily with cash from operations. At June 30, 2004, the company had debt, net of cash, of $95 million (26 percent of total capital), compared to $132 million (34 percent of total capital) at March 31, 2004.

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

This press release contains forward-looking statements, such as the statements regarding the company’s expectations about future earnings. The company’s actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

The company will conduct a conference call with analysts at 10 a.m., eastern time, today. To listen to the webcast, please go to www.wabtec.com/corp/whats  new.asp.

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WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarter 2004	Second Quarter 2003	For the Six Months 2004	For the Six Months 2003

Net sales	$206,508	$174,856	$394,736	$344,379
Cost of sales	(153,855)	(127,294)	(294,565)	(251,541)

Gross profit	52,653	47,562	100,171	92,838
Selling,general and administrative expenses	(25,590)	(24,919)	(52,030)	(48,793)
Engineering expenses	(8,257)	(8,246)	(17,069)	(16,514)
Amortization expense	(745)	(1,045)	(1,528)	(2,045)

Total operating expenses	(34,592)	(34,210)	(70,627)	(67,352)
Income from operations	18,061	13,352	29,544	25,486
Interest expense	(3,323)	(2,591)	(6,326)	(5,170)
Other expense, net	(623)	(1,990)	(1,533)	(2,779)

Income from continuing operations before income taxes	14,115	8,771	21,685	17,537
Income tax expense	(5,152)	(3,201)	(7,915)	(6,401)

Income from continuing operations	8,963	5,570	13,770	11,136
Discontinued operations
Income (loss) from discontinued operations (net of tax)	—	(44)	—	73

Net income	$8,963	$5,526	$13,770	$11,209

Earnings Per Common Share Basic
Income from continuing operations	$0.20	$0.13	$0.31	$0.26
Income (loss) from discontinued operations	—	—	—	—
Net income	$0.20	$0.13	$0.31	$0.26
Diluted
Income from continuing operations	$0.20	$0.13	$0.30	$0.26
Income (loss) from discontinued operations	—	—	—	—
Net income	$0.20	$0.13	$0.30	$0.26
Weighted average shares outstanding
Basic	44,797	43,478	44,709	43,462

Diluted	45,526	43,790	45,411	43,685

Sales by Segment
Freight Group	$146,490	$128,578	$280,490	$251,212
Transit Group	60,018	46,278	114,246	93,167

Total	$206,508	$174,856	$394,736	$344,379

EBITDA Reconciliation
Net income	$8,963	$5,526	$13,770	$11,209
Interest expense	3,323	2,591	6,326	5,170
Income tax expense	5,152	3,201	7,915	6,401
Depreciation	5,364	5,087	10,834	9,804
Amortization	745	1,045	1,528	2,045

EBITDA	$23,547	$17,450	$40,373	$34,629